Exhibit 99.1

CONTACTS:
Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief Financial Officer	Director, Corporate and Investor Relations
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970-407-6570	970-407-6732
mike.el-hillow@aei.com	cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

ADVANCED ENERGY NAMES DR. HANS-GEORG BETZ AS
PRESIDENT AND CHIEF EXECUTIVE OFFICER

FORT COLLINS, Colo., June 30, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEISE) today announced the appointment of technology industry veteran, Dr. Hans-Georg Betz, 59, to the position of President and Chief Executive Officer, effective August 1, 2005. Dr. Betz has served on the company’s board of directors since July 2004. He has over 30 years of electronics industry background both as a technologist and an executive leader. The Company previously announced Doug Schatz’s intention to retire from the chief executive position, and he will continue to serve on the board of directors as non-executive chairman.

“I’ve had the pleasure of working with Hans since he joined our board last year. During this time, we completed the transformation of our operational infrastructure with a focus on world wide production and sourcing capabilities to meet the evolving needs of our international customer base and return us to profitability. Hans’ successful international leadership at companies such as STEAG and Leybold will only enhance our ability to use these core strengths in existing and new markets,” said Doug Schatz.

“Strategically, I have been impressed with the contributions Hans has made working with our executive team on strategy and emerging market opportunities. I look forward to continuing to work with Hans to collaborate on our strategic roadmap focused on long-term profitable growth by leveraging our heritage of technology leadership and customer satisfaction,” said Mr. Schatz.

Dr. Betz is currently chief executive officer of West STEAG Partners GmbH, a German-based venture capital company focused on the high technology industry. Previously, he was chief executive officer of STEAG Electronic System AG and a Managing Director at Leybold AG. Under his strategic and management leadership the Semiconductor Equipment, Optical Storage and MEMS units of STEAG Electronic Systems AG grew from a $20 million to a $600 million business. He positioned Leybold AG as a major player in the emerging flat panel display market as the growth area beyond the legacy products in data storage and optical components. Dr. Betz currently serves as a board member at Mattson Technology and at STEAG HamaTech AG.

Dr. Betz said, “As an existing board member, I am excited about the company’s future opportunities, and I have the benefit of also understanding the challenges that exist. I’ve been impressed with the leadership team and the talented employees at Advanced Energy. They have worked hard to execute on a new operations strategy, while continuing to extend Advanced Energy’s technology leadership, positioning the company for growth and enhanced competitive advantage. I look forward to building on the existing strengths of the company to execute a long-term strategy to capture the opportunities in front of us.”

Management of Advanced Energy will host a conference call to introduce Dr. Betz on Friday, July 1, 2005 at 11:00 am Eastern, 9:00 am Mountain. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 7574884. The replay will be available through Friday, July 8, 2005. There will also be a webcast available on the company’s investor relations website, located at http://ir.advanced-energy.com.

About Advanced Energy

Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.

Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.

Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEISE. For more information, please visit our corporate website: www.advanced-energy.com.